Exhibit 5

[Letterhead of Morgan, Lewis & Bockius LLP]

November 12, 2015

NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”), in connection with the Distribution Agency Agreement, dated November 12, 2015, among NEP, NextEra Energy Partners GP, Inc., a Delaware corporation (the “General Partner”), and Barclays Capital Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Agreement”), pursuant to which common units representing limited partner interests in NEP having an aggregate gross sales price of up to $150,000,000 (the “Common Units”) may be sold from time to time pursuant to Registration Statement No. 333-207644 (the “Registration Statement”).
In connection with this opinion letter, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matter covered hereby. We have assumed that there will be no changes to such documents and records, or expiration thereof, after the date hereof which would affect the opinion expressed herein.
Based upon the foregoing, we are of the opinion that, when the Common Units shall have been issued and sold in compliance with NEP’s First Amended and Restated Agreement of Limited Partnership, dated as of July 1, 2014, for the consideration and in the manner contemplated by resolutions adopted by the Board of Directors (or a duly appointed committee thereof) of the General Partner, the Agreement and the Registration Statement, the Common Units will be validly issued, and holders of the Common Units will have no obligation to make payments or contributions to NEP or its creditors solely by reason of their ownership of the Common Units.
This opinion is limited to the Delaware Revised Uniform Limited Partnership Act as in effect on the date hereof, and we do not express any opinion as to the effect of any other laws on the opinion herein stated.
We hereby consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legal Matters” and to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be filed with the Commission by NEP on or about November 12, 2015, which will be incorporated by reference into the Registration Statement.
In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP